Exhibit 99.1


FIRST                                                     22 West State Street
KEYSTONE                                                  Media, PA 19063
FINANCIAL, INC.                                           610-565-6210

                          FOR IMMEDIATE RELEASE
                          ---------------------


CONTACT:  THOMAS M. KELLY, PRESIDENT
          (610) 565-6210

                  FIRST KEYSTONE FINANCIAL ANNOUNCES
                       FIRST QUARTER RESULTS


     Media, PA February 2, 2004 - - First Keystone Financial, Inc., the holding company for First Keystone Bank (the "Bank"), announced today net income for the quarter ended December 31, 2003 was $743,000, or $0.37 per diluted share, compared to $781,000, or $0.39 per diluted share, for the same period last year. Comparing the first quarter of fiscal 2004 to the fourth quarter of fiscal 2003, net income increased $143,000 from $600,000 while diluted earnings per share increased from $0.29 to $0.37.

          Net interest income for the three months ended December 31, 2003 decreased $185,000, or 6.0%, to $2.9 million as compared to the same period in 2002. For the quarter ended December 31, 2003, interest income decreased $581,000, or 8.1%, which was partially offset by a $396,000, or 9.6%, decrease in interest expense. The decline in net interest income reflected primarily the effect of the reduction of the weighted average yield earned on interest-earning assets which was partially offset by growth in the average balances of such assets. Although the average balance of interest-bearing liabilities increased $37.7 million, or 7.9%, the Company experienced a reduction in interest expense due to a decline in the weighted average rate paid on such liabilities. As a result of the compression in the Company's yields when compared to its liability costs, its interest rate spread and margin decreased to 2.28% and 2.30%, respectively, as compared to 2.57% and 2.62% for the first quarter of fiscal 2003. The compression in the net interest margin reflected the effects of having to reinvest at current low interest rates the high cash flows resulting from the high level of loan refinancings and prepayments of mortgage-related securities experienced in fiscal 2003.

     However, on a linked quarter basis, the net interest spread and
margin both improved.   The interest rate spread increased from
1.99% for the quarter ended September 30, 2003 while the net interest margin increased 28 basis points from 2.02% for the three months ended September 30, 2003. The increase in net interest margin during the quarter was primarily the effect of rates rising on the long end of the yield curve resulting in significant slowing of the rate of repayments as well as related decline in the rate of the premium amortization on the mortgage-related securities portfolio.

     The provision for loan losses decreased $120,000, or 61.5%, to $75,000 for the three months ended December 31, 2003 compared to the same period in the prior year. The decrease in the provision was primarily due to the decrease in non-performing assets between December 31, 2002 and December 31, 2003. However, total non-performing assets increased slightly to $3.1 million at December 31, 2003 from $3.0 million at September 30, 2003. The Company's ratio of non-performing assets to total assets was 0.56% at December 31, 2003 compared to 0.53% at September 30, 2003.

     Non-interest income increased $440,000 to $1.1 million for the three months ended December 31, 2003 from the same period last year. The increase in the first quarter was primarily due to the increase in the gain on sales of investment securities and, to a lesser extent, increases in the cash surrender value of certain insurance policies held by the Bank to fund retirement benefits and other income partially offset by a decrease in the gain on sales of loans.

     Non-interest expense increased $423,000, or 16.9%, to $2.9 million for the quarter ended December 31, 2003 as compared to the same period last year. The increase for the quarter ended December 31, 2003 was primarily due to increases of $374,000, $82,000 and $19,000 in compensation and employee benefits, real estate operations and occupancy and equipment, respectively, partially offset by decreases of $36,000, $22,000 and $9,000 in other non-interest expenses, advertising and data processing, respectively. A substantial majority of the increase in compensation and employee benefits was comprised of increases in pension benefits, employee stock ownership expenses and medical benefit costs.

     The Company's total assets decreased slightly to $556.0 million at December 31, 2003 from $559.6 million at September 30, 2003. Mortgage-related securities held to maturity increased to $15.1 million from $3.5 million at September 30, 2003 mainly due to the Company's strategy to reinvest the cash flows from the loan and securities portfolio into the held to maturity portfolio in order to minimize price volatility in the future as rates increase. Loans receivable increased from $286.4 million to $290.9 million at September 30, 2003 reflecting the Company's strategy of increasing its investment in higher yielding assets. The increase in loans receivable was primarily the result of increases in multi-family, and commercial real estate loans and home equity loans and lines of credit partially offset by a decline in single-family residential loans. Due to the slowdown in refinancing activity experienced in the first quarter of fiscal 2004 combined with stiff local competition for deposits, total deposits decreased $15.9 million, or 4.4%, to $346.7 million at December 31, 2003 from $362.6 million at September 30, 2003. Stockholders' equity also declined as the Company repurchased 40,200 shares of its common stock combined with dividend payments totaling $208,000 partially offset by net income of $743,000.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from seven full-service offices in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

     This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.

                 FIRST KEYSTONE FINANCIAL, INC.
                    SELECTED OPERATIONS DATA
              (In thousands except per share data)
                           (Unaudited)



                                                      Three Months Ended
                                                         December 31,
                                                  ----------------------
                                                      2003         2002
                                                  ----------------------
Net interest income (4)                              $2,896       $3,081
Provision for loan losses                                75          195
Non-interest income                                   1,064          624
Non-interest expense (4)                              2,933        2,510
                                                  ----------------------
Income before income taxes                              952        1,000
Income tax expense                                      209          219
                                                  ----------------------
Net income                                          $   743      $   781
                                                  ======================
Basic earnings per share                            $  0.40      $  0.41
Diluted earnings per share                             0.37         0.39
Dividends per share                                    0.11         0.10
Number of shares outstanding at end of period     1,890,897    2,011,541
Weighted average basic shares outstanding         1,834,220    1,906,521
Weighted average diluted shares outstanding       1,987,850    2,017,733


                FIRST KEYSTONE FINANCIAL, INC.
                    SELECTED FINANCIAL DATA
             (In thousands except per share data)
                          (Unaudited)


                                                    December 31, September 30,
                                                         2003        2003
                                                    --------------------------
Total assets                                          $555,974    $559,612
Loans receivable, net                                  290,874     286,421
Investment securities and mortgage-related securities  193,136     202,356
Cash and cash equivalents                               15,599      21,190
Deposits                                               346,700     362,605
Borrowings                                             150,108     136,272
Junior subordinated debt (1)                            21,584      21,593
Loan loss allowance                                      2,017       1,986
Total stockholders' equity                              31,436      32,388
Book value per share                                    $16.63      $16.82



               FIRST KEYSTONE FINANCIAL, INC.
                     OTHER SELECTED DATA
                           (Unaudited)


                                                               At or for the
                                                                Three Months
                                                                   Ended
                                                                December 31,
                                                               --------------
                                                               2003     2002
                                                               --------------
Return on average assets (2)                                   0.53%    0.60%
Return on average equity (2)                                   9.39%    9.59%
Interest rate spread  (1) (2) (3) (4)                          2.28%    2.57%
Net interest margin (1) (2) (3) (4)                            2.30%    2.62%
Interest-earning assets/interest-bearing liabilities (1) (3) 100.66% 101.38% Non-interest expense expenses to average assets (1) (2) (4) 2.10% 1.94% Ratio of non-performing assets to total
assets at end of period (1)                                    0.56%    0.77%
Ratio of loan loss allowance to non-performing assets at end
of period                                                     64.32%   62.47%


(1) The Company adopted FIN 46 on December 31, 2003. The adoption resulted in the deconsolidation of certain trust preferred security trusts previously consolidated. As such, the Company's trust preferred securities are presented as debt. Reclassifications have been made to the prior year to conform with the presentation.
(2) Annualized.
(3) Adjusted for the effects of tax-free investments. This is a non-GAAP presentation. Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable interest income investments. Without the adjustment for taxes, the interest rate spread would be 2.20% and 2.48% for the quarter ended December 31, 2003 and 2002, respectively, while the net interest margin would be 2.22% and 2.53% for the quarter ended December 31, 2003 and 2002, respectively.
(4) Due to the adoption of FIN 46, the interest on trust preferred securities is presented as interest expense. Amounts presented as non-interest expense in the prior year have been reclassified to conform with this presentation.